Exhibit 99.1

MannKind Corporation Reports Second Quarter Financial Results

Conference Call Today at 5:00 p.m. EDT

VALENCIA, Calif.--(BUSINESS WIRE)--August 3, 2009--MannKind Corporation (Nasdaq: MNKD) today reported financial results for the second quarter ended June 30, 2009.

For the second quarter of 2009, total operating expenses were $53.4 million, compared to $80.9 million for the second quarter of 2008. Research and development (R&D) expenses were $39.8 million for the second quarter of 2009 compared to $67.6 million for the same quarter in 2008, a decrease of $27.7 million. This 41% decrease was primarily due to reduced costs associated with the clinical development of AFRESA® as the Company completed its pivotal AFRESA trials in 2008, as well as decreases in clinical supplies costs. General and administrative (G&A) expenses increased by $0.2 million or 2% to $13.5 million for the second quarter of 2009 compared to $13.3 million in the second quarter of 2008.

For the first six months of 2009, operating expenses totaled $111.2 million, compared to $154.9 million in the first half of 2008. R&D expenses for the first six months were $82.7 million, compared to $126.0 million in 2008, a decrease of $43.3 million. The 34% decrease in R&D expenses for the first six months was primarily due to decreased costs associated with the clinical development of AFRESA as the Company completed its pivotal AFRESA trials in 2008, as well as decreases in clinical supplies costs. G&A expenses decreased by $0.5 million or 2% to $28.5 million for the first half of 2009 as compared to $29.0 million in the same period in 2008. The decrease in G&A expenses for the first six months was primarily due to the purchase of patents expensed during the first quarter of 2008, offset by increased professional fees related to the acquisition transaction with Pfizer Inc. completed in June 2009.

The net loss for the second quarter of 2009 was $55.6 million, or $0.54 per share, based on 102.3 million weighted average shares outstanding. This compares to a net loss of $79.8 million, or $0.79 per share, based on 101.4 million weighted average shares outstanding for the second quarter of 2008.

The net loss for the first half of 2009 was $115.0 million, or $1.13 per share based on 102.2 million weighted average shares outstanding, compared with a net loss of $151.2 million, or $1.49 per share based on 101.4 million weighted average shares outstanding, for the first half of 2008.

Cash, cash equivalents and marketable securities were $34.0 million at June 30, 2009, $30.2 million at March 31, 2009 and $46.5 million at December 31, 2008. Currently, the Company has $215.0 million of available borrowings under the loan agreement with an entity controlled by the Company’s principal stockholder.

"The highlight of the last quarter was the acceptance by the FDA of our NDA submission for AFRESA," said Alfred Mann, Chairman and Chief Executive Officer. "But even as we reached this important milestone, development activities were already underway for our next-generation delivery system, which we unveiled in June. We have completed two Phase 1 clinical studies using the new device and we plan to begin additional studies before the end of September. We are proud of the work done by our pharmaceutical technology development group and want to get their innovations into the hands of patients as soon as possible."

Conference Call

MannKind management will host a conference call to discuss these results today at 5:00 p.m. Eastern Time. To participate in the call please dial (888) 677-5721 or (210) 839-8507. To listen to the call via the Internet please visit http://www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (800) 879-7630 or (203) 369-4000 and entering conference number 7091668.

Presenting from the Company will be:

  Chairman and Chief Executive Officer Alfred Mann
  President and Chief Operating Officer Hakan Edstrom
  Corporate Vice President and Chief Financial Officer Matthew Pfeffer

About MannKind Corporation

MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its pipeline includes AFRESA®, MKC253, MKC1106-PP, and MKC1106-MT. MannKind has submitted an NDA to the FDA requesting approval of AFRESA for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia. Its other programs are currently in Phase 1 clinical trials. MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to future clinical trials, that involve risks and uncertainties. Words such as "believes," "anticipates," "plans," "expects," "intend," "will," "goal," "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks inherent in the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, intellectual property matters and other risks detailed in MannKind's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2008 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,		Cumulative period from February 14, 1991 (date of inception) to June 30,
	2009	2008	2009	2008	2009
Revenue	$—	$—	$—	$20	$2,988
Operating expenses:
Research and development	39,849	67,574	82,738	126,019	1,080,220
General and administrative	13,537	13,290	28,454	28,930	274,296
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428
Total operating expenses	53,386	80,864	111,192	154,949	1,525,670
Loss from operations	(53,386)	(80,864)	(111,192)	(154,929)	(1,522,682)
Other income (expense)	283	(60)	353	—	(1,589)
Interest expense on note payable to principal stockholder	(1,398)	—	(1,990)	—	(3,514)
Interest expense on senior convertible notes	(1,130)	(124)	(2,245)	(461)	(8,202)
Interest income	27	1,222	58	4,143	36,919
Loss before provision for income taxes	(55,604)	(79,826)	(115,016)	(151,247)	(1,499,068)
Income taxes	—	—	—	—	(26)
Net loss	(55,604)	(79,826)	(115,016)	(151,247)	(1,499,094)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)
Net loss applicable to common stockholders	$(55,604)	$(79,826)	$(115,016)	$(151,247)	$(1,522,306)
Net loss per share applicable to common stockholders — basic and diluted	$(0.54)	$(0.79)	$(1.13)	$(1.49)
Shares used to compute basic and diluted net loss per share applicable to common stockholders	102,322	101,427	102,177	101,418

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	June 30, 2009	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$31,328	$27,648
Marketable securities	2,639	18,844
State research and development credit exchange receivable — current	—	1,500
Prepaid expenses and other current assets	4,533	5,983
Total current assets	38,500	53,975
Property and equipment — net	226,221	226,436
State research and development credit exchange receivable — net of current portion	1,850	1,500
Other assets	555	548
Total	$267,126	$282,459
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$38,889	$53,472
Senior convertible notes	112,506	112,253
Note payable to principal stockholder	135,000	30,000
Other liabilities	—	—
Stockholders’ equity (deficit)	(19,269)	86,734
Total	$267,126	$282,459

CONTACT:
MannKind Corporation
Matthew Pfeffer
Chief Financial Officer
661-295-4784
mpfeffer@mannkindcorp.com